UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -------------------

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                                 NCT Group, Inc.
                               -------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
                               -------------------
                         (Title of Class of Securities)


                                    62888Q109
                               -------------------
                                 (CUSIP Number)


                                October 19, 2005
                               -------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_|  Rule 13d-1(b)
          |X|  Rule 13d-1(c)
          |_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 Pages

CUSIP No.  62888Q109


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     Irene Lebovics
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a) |_|
     (b) |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY
--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION      USA
--------------------------------------------------------------------------------
     NUMBER OF                     5.  SOLE VOTING POWER          36,687,129
      SHARES                       ----------------------------
     BENEFICIALLY                  6.  SHARED VOTING POWER           590,517
      OWNED BY                     ----------------------------
       EACH                        7.  SOLE DISPOSITIVE POWER     36,687,129
     REPORTING                     ----------------------------
      PERSON                       8.  SHARED DISPOSITIVE POWER      590,517
       WITH:                       ----------------------------
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,074,061

--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
     |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9): 5.8%(a)
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions): IN
--------------------------------------------------------------------------------

Footnote:
---------
(a) Based on 788,360,496 common shares outstanding as of October 19, 2005.


                                Page 2 of 5 Pages

CUSIP No.  62888Q109


Item 1 (a).  Name of Issuer:  NCT Group, Inc.
             -------------------------------------------------------------------

Item 1 (b).  Address of Issuer's Principal Executive Offices:
                                20 Ketchum Street
                                Westport, CT 06880
             -------------------------------------------------------------------

Item 2 (a).  Name of Person Filing:  Irene Lebovics
             -------------------------------------------------------------------

Item 2 (b).  Address of Principal Business Office, or if none, Residence:
                                20 Ketchum Street
                                Westport, CT 06880
             -------------------------------------------------------------------

Item 2 (c).  Citizenship:  USA
             -------------------------------------------------------------------

Item 2 (d).  Title of Class of Securities:  Common Stock, $0.01 par value
             -------------------------------------------------------------------

Item 2 (e).  CUSIP Number:  62888Q109
             -------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

       (a)   |_| Broker or dealer registered under Section 15 of the Exchange
             Act.

       (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

       (d) |_| Investment company registered under Section 8 of the Investment Company Act.

       (e)   |_| An investment adviser in accordance with Rule
             13d-1(b)(1)(ii)(E);

       (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                                Page 3 of 5 Pages

CUSIP No.  62888Q109


Item 4.    Ownership.

       (a) Amount beneficially owned: 46,074,061 shares. This amount includes 8,796,415 shares issuable upon exercise of options held by Irving Lebovics, husband of Irene Lebovics, which are exercisable within 60 days of October 19, 2005, shares as to which Ms. Lebovics disclaims beneficial ownership.

             -------------------------------------------------------------------

       (b)   Percent of class: 5.8%.

             -------------------------------------------------------------------

       (c)   Number of shares as to which such person has:

       (i)   Sole power to vote or to direct the vote: 35,687,129.
       (ii)  Shared power to vote or to direct the vote: 590,517.
       (iii) Sole power to dispose or to direct the disposition of: 35,687,129.
       (iv)  Shared power to dispose or to direct the disposition of: 590,517.

             -------------------------------------------------------------------

Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

             -------------------------------------------------------------------

Item 6.      Ownership of More Than Five Percent on Behalf of Another Person.

             Not applicable.
             -------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

             Not applicable
             -------------------------------------------------------------------

Item 8.      Identification  and  Classification  of Members of the Group.

             Not applicable.
             -------------------------------------------------------------------

Item 9.      Notice of Dissolution of Group.

             Not applicable
             -------------------------------------------------------------------


                                Page 4 of 5 Pages

CUSIP No.  62888Q109


Item 10.     Certification.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   December 7, 2005
                                        ----------------------------------------
                                                         (Date)


                                                 /s/  Irene Lebovics
                                        ----------------------------------------
                                                      (Signature)


                                                      Irene Lebovics
                                        ----------------------------------------
                                                         (Name)


                                Page 5 of 5 Pages